                                                                    EXHIBIT 99.2



                                 January 9, 1999


PERSONAL AND CONFIDENTIAL
-------------------------

Board of Directors
Unitog Company
1300 Washington Street
Kansas City, Missouri 64105

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of Unitog Company (the "Company") of the consideration to be received by such holders pursuant the terms and conditions set forth in the Agreement and Plan of Merger by and among Cintas Corporation ("Cintas"), Cintas Image Acquisition Company ("Merger Sub") and the Company, dated January 9, 1999 (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive as merger consideration (the "Merger Consideration") that number of shares of Cintas common stock, no par value per share, (the "Cintas Common Stock") equal to the conversion number (the "Conversion Number"), as hereinafter defined.

The Conversion Number means the quotient (rounded to the nearest 1/10,000th) determined by dividing $38.00, as adjusted pursuant to Section 8.3 of the Agreement ("Company Share Price"), by the amount determined by calculating the average of the high and low sales prices of Cintas Common Stock as reported on the NASDAQ Stock Market for the 20 consecutive trading days ending on the third day preceding the date of the meeting of the Company's stockholders for the purpose of voting on the adoption of the Agreement ("Cintas Share Price"). Notwithstanding the foregoing, if Cintas Share Price is less than $52.00, the Cintas Share Price shall be deemed to be $52.00 (for purposes of determining the Conversion Number) and, if the Cintas Share Price is greater than $66.43, the Cintas Share Price shall be deemed to be $66.43 plus fifty percent (50%) of the difference between the Cintas Share Price and $66.43 (for purposes of determining the Conversion Number).

George K. Baum & Company ("Baum"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with this opinion, we have reviewed, among other things, the Agreement; certain publicly available business and financial information relating to the Company and Cintas including the Company's and Cintas's recent Annual Reports, Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission ("SEC"); and certain internal financial analyses and forecasts prepared by the Company's management. We also have held discussions with members of senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and Cintas Common Stock, compared certain publicly available financial and stock market information for the Company with similar information for Cintas and certain other companies that we believe to be comparable in certain respects to the Company and Cintas, reviewed the financial terms of certain business combinations that we deemed to be similar to the Merger, reviewed certain recent historical data relating to premiums paid in mergers and acquisitions of publicly traded companies, and performed such other studies and analyses as we deemed appropriate.

In preparing our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to us by or on behalf of the Company and Cintas, and have not been engaged to independently verify any such information. We have not undertaken nor obtained any independent evaluations or appraisals of any of the Company's or Cintas's assets, properties, or liabilities, nor have we made any physical inspection of the properties or assets of the Company or Cintas. We have assumed that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP") and that such Merger qualifies for such accounting treatment under GAAP. We have also assumed that the Merger will constitute a tax-deferred reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have not been engaged to independently verify any legal and accounting matters relative to the Agreement, but instead have relied on the advice of the Company's legal and accounting advisors.

We are acting as a financial advisor to the Company in connection with the Merger for which we will receive certain fees, a significant portion of which, but none of the fee relating to this opinion, is contingent upon the consummation of the Merger. Additionally, Baum has previously rendered financial advisory and investment banking services to the Company for which we have received customary compensation. A member of the Company's Board of Directors is a vice president of Baum and a director and officer of George K. Baum Group, Inc., a holder of 661,870 shares of Company Common Stock, and another member of the Company's Board of Directors is an employee of Baum and a director, officer and shareholder of George K. Baum Group, Inc. In the ordinary course of securities business, we and our affiliates may hold or actively trade the securities of the Company or Cintas for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, Baum makes a market in the Company's Common Stock on the NASDAQ Stock Market.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction. This opinion is for the information of the Board of Directors of the Company only in connection with its consideration of the Agreement and may not be published or otherwise used by the Company without our prior written consent; provided, however, that this opinion may be included in its entirety in any filing with the SEC with respect to the Merger. Our opinion necessarily is based on the conditions and circumstances as they exist and can be evaluated as of the date hereof. We have not been asked to, nor do we, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.

                                           Very truly yours,

                                           GEORGE K. BAUM & COMPANY



                                           By:
                                              ---------------------------------
                                                 John R. Martin
                                                 Vice President